EXHIBIT 24.1

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Freya Brier his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to a registration statement on Form S-8 covering 486,000 shares of common stock of Wild Oats Markets, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Signature	Title	Date
/s/ Perry D. Odak Perry D. Odak	Chief Executive Officer, President and Director (principal executive officer)	October 18, 2001
/s/ John Shields John Shields	Chairman of the Board	October 15, 2001
/s/ David M. Chamberlain David M. Chamberlain	Vice Chairman of the Board	October 16, 2001
Elizabeth C. Cook	Director	October ___, 2001
/s/ Frances Rathke Frances Rathke	Interim Chief Financial Officer (principal financial officer)	October 26, 2001
Nancy Casey	Controller and Treasurer (principal accounting officer)	October 26, 2001
/s/ Brian K. Devine Brian K. Devine	Director	October 15, 2001
/s/ David L. Ferguson David L. Ferguson	Director	October 15, 2001
/s/ Michael C. Gilliland Michael C. Gilliland	Director	October 25, 2001
/s/ James B. McElwee James B. McElwee	Director	October 15, 2001
/s/ Mo Siegal Mo Siegel	Director	October 15, 2001